REGISTRATION RIGHTS AGREEMENT



                                JVII PARTNERSHIP

                                     - and -

                    ROGERS CANTEL MOBILE COMMUNICATIONS INC.


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                          REGISTRATION RIGHTS AGREEMENT


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                                 August 16, 1999

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                                TABLE OF CONTENTS

                                   ARTICLE 1.
                                 INTERPRETATION

1.1.              Definitions..............................................    2
1.2.              Headings and Table of Contents...........................    4
1.3.              Gender and Number........................................    5
1.4.              Currency.................................................    5
1.5.              Invalidity of Provisions.................................    5
1.6.              Entire Agreement.........................................    5
1.7.              Waiver, Amendment........................................    5
1.8.              Governing Law............................................    6

                                   ARTICLE 2.
                               REGISTRATION RIGHTS

2.1.              Application..............................................    6
2.2.              Distribution Initiated by RCMCI..........................    6
2.3.              Distribution at the Request of Holders...................    7
2.4.              Limitations on Demand Distribution.......................   10
2.5.              Qualification Procedures.................................   11
2.6.              Registration Expenses....................................   13
2.7.              Indemnification..........................................   13
2.8.              Information by Holder....................................   15

                                   ARTICLE 3.
                     IPO FOLLOWING GOING PRIVATE TRANSACTION

3.1.              Application..............................................   15
3.2.              IPO Initiated by RCMCI...................................   16
3.3.              IPO at the Request of a Holder...........................   16

                                   ARTICLE 4.
                               GENERAL PROVISIONS

4.1.              Term.....................................................   16
4.2.              Transfer of Rights.......................................   16
4.3.              Amendment of Qualification Rights........................   17
4.4.              Arbitration..............................................   17
4.5.              Notices..................................................   17
4.6.              Time of Essence..........................................   19
4.7.              Counterparts.............................................   19
4.8.              Enurement................................................   19

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                          REGISTRATION RIGHTS AGREEMENT


                  THIS AGREEMENT is made as of the 16th day of August, 1999,


B E T W E E N:

         JVII PARTNERSHIP, a general partnership formed under the laws of Delaware hereinafter called "JV")

         - and -

         ROGERS CANTEL MOBILE COMMUNICATIONS INC., a corporation incorporated under the laws of Canada

         (hereinafter called "RCMCI")

RECITALS:

                  WHEREAS JV is the legal and beneficial owner of Convertible Preference Shares, Series A of RCMCI convertible at the option of JV at any time after one year from the date of issuance of such shares into Class A Multiple Voting Shares in the capital of RCMCI (the "Class A Shares");

                  AND WHEREAS the Class A Shares are convertible at any time at the option of the holder into Class B Restricted Voting Shares in the capital of RCMCI (the "Class B Shares");

                  AND WHEREAS JV is the legal and beneficial owner of Convertible Preference Shares, Series B of RCMCI convertible at the option of JV at any time after one year from the date of issuance of such shares into Class B Shares;

                  AND   WHEREAS  JV  and  RCMCI   wish  to  set  forth   certain
registration rights with respect to the sale of Class B Shares by JV;

                  NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration

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(the receipt and  sufficiency  of which are hereby  acknowledged  by each of the parties), the parties hereto agree as follows:

                                   ARTICLE 1.
                                 INTERPRETATION

1.1.              Definitions

                  In this Agreement,

                  "Affiliate" has the meaning set forth in the Shareholders' Agreement;

                  "Agreement" means this agreement and all schedules, if any, attached to this agreement, in each case as they may be supplemented or amended from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement, and unless otherwise indicated, references to Articles and sections are to the specified Articles and sections in this Agreement;

                  "Business Day" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

                  "Class A Shares" means Class A Multiple Voting Shares in the capital of RCMCI;

                  "Class B Shares" means the Class B Restricted Voting Shares in the capital of RCMCI which are issued and outstanding from time to time and includes any shares or securities into which the Class B Shares may be converted or changed or which result from a consolidation, subdivision or reclassification or which are received upon or as a result of any merger, amalgamation, arrangement, consolidation, reorganization or similar transaction of or involving RCMCI;

                  "diluted basis" means assuming the exercise by JV of the conversion rights attaching to all of the outstanding Preference Shares and Class A Shares owned by the Holders but,

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                  for greater  certainty,  without  assuming the exercise of any conversion rights attaching to securities of RCMCI held by any other Person;

                  "Distribution" means a distribution of Class B Shares to the public by way of a Prospectus under securities legislation in any applicable jurisdiction in Canada or in the United States;

                  "Going Private Date" has the meaning set forth in section 3.1;

                  "going private transaction" has the meaning set forth in Policy 9.1;

                  "Holder" means JV and any other Person holding Class B Shares or securities convertible, directly or indirectly, into Class B Shares to whom the registration rights granted under this Agreement have been transferred as permitted under section 4.2;

                  "Person" means any individual, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated entity or association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

                  "Policy 9.1" means Policy Statement 9.1 of the Ontario Securities Commission as the same may be amended from time to time and any successor policy statement and/or rule;

                  "Preference Shares" means the Convertible Preference Shares, Series A and the Convertible Preference Shares, Series B in the capital of RCMCI;

                  "Prospectus" means, collectively:

                  (a) a "preliminary prospectus" and a "prospectus" as those terms are used in the Securities Act;

                  (b)     a "prospectus" as such term is used in the U.S. Act;
                          and

                  (c) a "registration statement" as such term is used in the U.S. Act;

                  including  in   each  case  all  amendments,  supplements  and
                  exhibits thereto;

                  "RCI"   means   Rogers  Communications  Inc.,  a   corporation
                  incorporated  under the laws of British Columbia;

                  "RCMCI's Counsel" means the law firm of Tory Tory DesLauriers & Binnington of Toronto, Ontario, or such other counsel as RCMCI may appoint with respect to this Agreement and the matters contemplated hereby;

                  "Rogers Group" has the meaning set forth in the Shareholders' Agreement;

                  "Securities Act" means the Securities Act (Ontario) and the rules and regulations thereunder as the same may be amended from time to time and any successor legislation;

                  "Shareholders' Agreement" means the shareholders' agreement dated August 16, 1999 between RCI, JV and RCMCI;

                  "Standstill Period" has the meaning set forth in section 3.3;

                  "subsidiary" has the meaning set forth in the Securities Act;

                  "U.S. Act" means the United States Securities Act of 1933 as the same may be amended from time to time and any successor legislation;

                  "Valid Business Reason" has the meaning set forth in clause 2.4(a)(iii).

1.2.              Headings and Table of Contents

                  The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3.              Gender and Number

                  In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4.              Currency

                  Except as otherwise expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.5.              Invalidity of Provisions

                  Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.6.              Entire Agreement

                  This Agreement and the Shareholders' Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof. There are no other agreements between the parties in connection with the subject matter hereof except as specifically set forth or referred to herein.

1.7.              Waiver, Amendment

                  Except as expressly provided in this Agreement, no amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

1.8.              Governing Law

                  This   Agreement   shall  be  governed  by  and  construed  in
accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and, subject to section 4.4, each of the parties hereby submits to the exclusive jurisdiction of the courts of Ontario.

                                   ARTICLE 2.
                               REGISTRATION RIGHTS

2.1.              Application

                  At any time that RCMCI is a reporting issuer under the Securities Act (and, in the case of a proposed Distribution in the United States, is a reporting issuer under the U.S. Act) and provided the Holders hold at that time at least 10% of the outstanding Class B Shares of RCMCI held by the JV on the date hereof (calculated on a diluted basis), RCMCI agrees that each Holder shall have the benefit of the covenants set forth in this Article 2.

2.2.              Distribution Initiated by RCMCI

         (a) If at any time, or from time to time, RCMCI shall determine to make a Distribution of Class B Shares, either for its own account or for the account of any other member of the Rogers Group, RCMCI will:

                  (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which RCMCI intends to make a Distribution of such Class B Shares) and the intended method of Distribution in connection therewith; and

                  (ii) subject to clause (b), include in such Distribution and in any underwriting involved therein, all of the Class B Shares specified in a written request by any Holder or Holders made within ten (10) Business Days after receipt of such written notice from RCMCI.

         (b) If the Distribution of which RCMCI gives notice involves an underwriting, RCMCI shall so advise the Holders as a part of the written notice given pursuant to clause (a). All Holders proposing to distribute Class B Shares through such underwriting shall (together with RCMCI and the other Holders distributing their Class B Shares through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by RCMCI. The Holders shall have no right to participate in the selection of such underwriter(s). If any Holder disapproves of the terms of the underwriting, the Holder may elect to withdraw therefrom by written notice given promptly to RCMCI and to the underwriter(s), such written notice to be given in any event at least two Business Days prior to the filing of the final Prospectus in respect of the Distribution. The Class B Shares so withdrawn from the underwriting shall also be withdrawn from the Distribution. Notwithstanding any other provision of this section 2.2, if the underwriter determines in good faith that marketing factors require a limit on the number of Class B Shares to be underwritten, the underwriter may limit the number of Class B Shares to be included in the Distribution and underwriting, including a limitation on the number of Class B Shares which may be distributed as a secondary offering, and the number of Class B Shares of the Holders which may be included in such Distribution shall be determined on a fair and equitable basis by the Board of Directors of RCMCI acting in good faith, it being understood that the number of Class B Shares which a particular Holder may sell pursuant to the secondary offering shall be determined on a pro rata basis based on the total number of Class B Shares which were originally to be included by the Holders in the Distribution.

2.3.              Distribution at the Request of Holders

         (a) At any time after December 31, 1999, Holders may by notice in writing given to RCMCI (a "Demand Notice") require RCMCI to use its reasonable commercial endeavours to assist it in making a Distribution in Canada and/or the United States (as requested by the Holders) of all or a portion of the Holders' Class B Shares on the terms and conditions of this section 2.3 and section 2.4.

         (b)      If any  Distribution  requested  by Holders  pursuant  to this section 2.3 involves an underwriting of the Class B Shares, RCMCI shall have the right to approve the underwriter (which approval shall not be unreasonably withheld).

         (c) Promptly after receiving a Demand Notice from a Holder under clause (a):

                  (i) RCMCI will give to each other Holder written notice thereof (which shall include a list of the jurisdictions in Canada and/or in the United States in which RCMCI intends to attempt to qualify the Class B Shares under applicable securities laws) and the intended method of Distribution in connection therewith; and

                  (ii) Subject to clause (d), RCMCI will include in such Distribution and in any underwriting involved therein, all of the Class B Shares specified in a written request made by any Holder or Holders within five (5) Business Days after receipt of such written notice from RCMCI.

         (d) If a Demand Notice relates to a Distribution which involves an underwriting of the Class B Shares, the Holder delivering a Demand Notice shall specify in the Demand Notice the price per Class B Share at which the proposed underwriter or underwriters is prepared to offer such shares to the public on an underwritten basis (the "Underwritten Price") and the Demand Notice shall be accompanied by a letter signed by such underwriter or underwriters confirming its intention to effect the Distribution at the Underwritten Price. Following the expiry of the five (5) Business Day period referred to in clause (c)(ii), RCMCI shall have the right by written notice to the Holders who have elected to participate in the demand Distribution to agree to purchase the number of Class B Shares to be sold pursuant to the demand Distribution at the
                  Underwritten  Price.  Such  written  notice  by  RCMCI  to  be effective  shall  be  given  within  the  period  of five  (5)

                  Business Days following the expiry of the five (5) Business Day period referred to in clause (c)(ii). In the event that RCMCI does not exercise such right, it shall be entitled, upon the determination of the final price at which the underwriter or underwriters are prepared to underwrite the Class B Shares to be sold pursuant to the demand Distribution, in the event that such final price is less than the Underwritten Price to purchase such shares at the price so determined, such right to purchase to be exercised by written notice given to the Holders who have elected to participate in the demand Distribution within 24 hours following notification to RCMCI of the pricing information. RCMCI's right to purchase Class B Shares under this clause (d) may be assigned by RCMCI to any third party.

         (e) If the demand Distribution of which RCMCI receives notice involves an underwriting, the Holder shall so advise RCMCI as part of the written notice given pursuant to clause (a). All Holders proposing to distribute Class B Shares through such underwriting shall (together with the other Holders distributing Class B Shares through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters approved for such underwriting pursuant to clause (b). If any Holder disapproves of the terms of the underwriting, the Holder may elect to withdraw therefrom by written notice given promptly to RCMCI and to the underwriter, such written notice to be given in any event at least two Business Days prior to the filing of the final Prospectus. The Class B Shares so withdrawn shall also be withdrawn from the Distribution. Notwithstanding any other provision of this section 2.3, if the underwriter determines that marketing factors require a limit on the number of securities to be underwritten, the underwriter may limit the number of Class B Shares to be included in the Distribution and underwriting and the number of Class B Shares of the Holders which may be included in the Distribution shall be determined on a fair and equitable basis by the Board of Directors of RCMCI acting in good faith, it being understood that the number of Class B Shares which a particular Holder may sell pursuant to the secondary offering shall be determined on a pro rata basis based on the total number of Class B Shares which were originally to be included by the Holders in the Distribution.

2.4.              Limitations on Demand Distribution

         (a)      The demand  Distribution  rights  granted  to  the  Holders in section  2.3 are  subject to the  following limitations:

                  (i) the Holders shall be entitled to request a demand Distribution under section 2.3 only two times in any calendar year and each demand Distribution shall relate to either all of the Holders' Class B Shares or to a Distribution which would reasonably be expected to give rise to gross proceeds of at least $100 million, failing which RCMCI shall have no obligation under section 2.3 with respect to the particular demand Distribution;

                  (ii) RCMCI shall not be required to cause a demand Distribution to be effected within a period of one hundred and twenty (120) days after the date of any receipt for a Prospectus of RCMCI filed in respect of a Distribution of Class B Shares; provided that this limitation shall not apply in the event that a Holder elected under section 2.2 to participate in such Distribution and was unable to participate to the full extent set forth in its notice given under section 2.2.(a)(ii);

                  (iii) If the Board of Directors of RCMCI acting in good faith determines that any Distribution of the Class B Shares should not be made at the particular time, or continued, because such Distribution would materially adversely affect any proposed financing, acquisition, corporate reorganization, amalgamation, merger or other transaction involving RCMCI or any of its subsidiaries taken as a whole (such reason being herein referred to as a "Valid Business Reason"), RCMCI may advise the Holders in writing that it has postponed the demand Distribution until such Valid Business Reason ceases to exist or until the expiry of one hundred and twenty (120) days after the date of such Valid Business Reason whichever shall first occur. RCMCI shall advise the Holders forthwith after such valid Business Reason ceases to exist.

         (b) Upon receipt of any notice from RCMCI that RCMCI has determined to postpone a demand Distribution pursuant to clause (a)(iii), each Holder shall immediately discontinue all actions in furtherance of such Distribution and shall, if so directed by RCMCI, deliver to RCMCI all copies then in its possession of any Prospectus relating to such Distribution. If RCMCI shall postpone a Demand Distribution under clause
                  (a)(iii), RCMCI shall, at such time as the Valid Business Reason that gave rise to such postponement ceases to exist or after the expiry of such one hundred and twenty (120) day period, use its reasonable commercial efforts to effect promptly thereafter the proposed demand Distribution in accordance with this Article 2.

2.5.              Qualification Procedures

                  In the case of each Distribution to be effected by RCMCI pursuant to this Agreement, RCMCI shall keep each Holder reasonably informed as to the terms and timing of such Distribution and shall permit a representative of the Holders participating in the Distribution a reasonable opportunity to participate in the process leading to the Distribution. In the event of any underwriting as part of a Distribution, no Class B Shares shall be sold by a Holder during the course of such Distribution except through such underwriting. Subject to section 2.6, at its expense RCMCI will in connection with each
Distribution:

         (a) as expeditiously as practicable prepare and file with the appropriate securities regulatory authorities a Prospectus and any other documents necessary or incidental thereto to permit the Distribution of the Class B Shares and, in so doing, act as expeditiously as may be practicable and in good faith to settle all deficiencies and obtain such receipts and clearances and provide such undertakings and commitments as may be reasonably required by any securities regulatory authority, all as may be necessary to permit the Distribution of the Class B Shares in compliance with all applicable securities laws;

         (b) furnish such number of Prospectuses and other documents incidental thereto as a Holder from time to time may reasonably request in order to facilitate the Distribution of Class B Shares owned by it;

         (c) subject to applicable laws, keep the Prospectus effective until the Holder or Holders have completed the Distribution described in the Prospectus;

         (d) in the event of any underwritten Distribution, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the lead underwriter of such Distribution;

         (e) cause all such Class B Shares to be Distributed to be listed on each securities exchange on which the Class B Shares are then listed and traded;

         (f) provide a transfer agent and registrar for all Class B Shares to be Distributed not later than the date of filing of the final Prospectus; and

         (g) use its reasonable commercial efforts to furnish, at the request of any Holder participating in the Distribution, on the date that such Class B Shares are delivered to the underwriters for sale in connection with the Distribution pursuant to section 2.3:

                  (i) an opinion, dated such date, of RCMCI's Counsel for the purposes of such Distribution, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any; and

                  (ii) a letter dated such date, from RCMCI's auditors, in form and substance as is customarily given by auditors to underwriters in an underwritten public offering, addressed to the underwriters, if any.

2.6.              Registration Expenses

         (a) If the Distribution of Class B Shares as contemplated by this Agreement is completed, all expenses of or incidental to the offering, delivery and sale of the Class B Shares subject to the Distribution and of or incidental to all other matters in connection with the Distribution will be borne pro rata by the Holders and RCMCI based on the number of Class B Shares of each which are the subject of the Distribution, including, without limitation, expenses payable in connection with the qualification of the Class B Shares, the fees and expenses of RCMCI's Counsel and auditors, the fees and expenses of the Holders and their counsel and all costs incurred in connection with the preparation, translation, printing and delivery of the Prospectus.

         (b)      If the  Distribution was initiated by RCMCI as contemplated in section 2.2 and the Distribution is not completed, all expenses of or incidental to matters in connection with the Distribution shall be borne by RCMCI including the fees and expenses of the Holders and their counsel which shall be borne by the Holders in proportion to the number of Class B Shares that each indicated that it wished to sell in the Distribution.

         (c) If the Distribution was initiated by a Holder by delivery of the written notice contemplated in section 2.3 and the Distribution is not completed, all expenses of or incidental to matters in connection with the Distribution will be borne by the Holders and RCMCI in proportion to the number of Class B Shares that each indicated that it wished to sell in the Distribution.

2.7.              Indemnification

         (a) In the event of any qualification of Class B Shares pursuant to this Agreement, RCMCI will hold harmless and indemnify the Holders and their respective officers, directors and employees and, in respect of information furnished by and statements made by the Holders, each Holder will hold harmless and indemnify RCMCI and the underwriters, if any, and their respective officers, directors and employees (collectively the "Indemnified Parties"), to the full extent permitted by law, from and against any losses (other than loss of profits), claims, damages or liabilities to which the Indemnified Parties may be subject under any applicable securities laws or otherwise, insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Prospectus under which Class B Shares were distributed, or any document incidental to the qualification of those Class B Shares, or which arise out of or are based upon the omission or alleged omission to state therein any material fact required to be stated or necessary to make the statement not misleading, or any violation by RCMCI or any Holder, as the case may be, of any applicable securities laws in connection with the qualification or sale of Class B Shares under such securities laws; provided, however, that RCMCI will not be liable in any case to the extent that any loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Prospectus or other document in reliance upon and in conformity with information furnished in writing to RCMCI by any Indemnified Party or its agent specifically for use in the preparation of the Prospectus.

         (b) If any claim contemplated by this section is asserted against any of the Indemnified Parties, or if any potential claim contemplated by this section comes to the knowledge of any of the Indemnified Parties, the Indemnified Party concerned will notify RCMCI or the Holder, as the case may be, as soon as possible of the nature of the claim and RCMCI or the Holder, as the case may be, will, subject as hereinafter provided, be entitled (but not required) to assume the defence on behalf of the Indemnified Party of any suit brought to enforce that claim. Any defence will be through legal counsel acceptable to the Indemnified Party and no admission of liability will be made by RCMCI or the Holder, as the case may be, or the Indemnified Party without, in each case, the consent of the other party, which consent will not be unreasonably withheld. An Indemnified Party will have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of counsel will be at the expense of the Indemnified Party unless (i) RCMCI or the Holder, as the case may be, fails to assume the defence of the suit on behalf of the Indemnified Party within ten days of receiving notice of the suit; or (ii) the employment of that separate counsel has been authorized by RCMCI or the Holder, as the case may be or (iii) the employment of such counsel is required due to a reasonable apprehension of conflict on the part of counsel employed in such suit (in each of which cases RCMCI or the Holder, as the case may be, will not have the right to assume the defence of the suit on behalf of the Indemnified Party but will be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party).

2.8.              Information by Holder

                  The Holder or Holders of Class B Shares included in any Distribution shall furnish to RCMCI such information regarding such Holder or Holders and the Distribution proposed by such Holder or Holders as RCMCI may request in writing and as shall be required in connection with any qualification or compliance referred to in this Agreement.

                                   ARTICLE 3.
                     IPO FOLLOWING GOING PRIVATE TRANSACTION

3.1.              Application

                  If a going private transaction in relation to RCMCI is completed by RCI and/or RCMCI as contemplated in section 4.3(a) of the Shareholders' Agreement (the effective date of such completion being referred herein to as the "Going Private Date") and provided the Holders hold at least 10% of the outstanding Class B Shares of RCMCI held by the JV on the date hereof (calculated on a diluted basis), and without limiting the Holders' right to satisfactory liquidity in accordance with such section 4.3(a), RCMCI agrees that the Holders shall have the benefit of the covenants set forth in this Article 3.

3.2.              IPO Initiated by RCMCI

                  If at any time after the Going Private Date, RCMCI determines to make a Distribution of Class B Shares, either for its own account or for the account of any other member of the Rogers Group, the provisions of sections 2.2, 2.5, 2.6, 2.7, and 2.8 shall apply, mutatis mutandis, to such Distribution.

3.3.              IPO at the Request of a Holder

                  At any time 180 days after the Going Private Date, the Holders may require RCMCI to use its reasonable commercial endeavours to assist it in making a Distribution in Canada or the United States of not less than 10% of the Holders' Class B Shares. The provisions of clauses 2.3(b), (c), (d) and (e) and sections 2.4(a)(iii), 2.4(b), 2.5, 2.6, 2.7 and 2.8 shall apply, mutatis mutandis, to the Distribution. It is agreed that upon completion of a Distribution under this section 3.3, the Holders shall be entitled to the benefits of section 2 as if RCMCI had not ceased to be a reporting issuer under the Securities Act or the U.S. Act, as the case may be.

                                   ARTICLE 4.
                               GENERAL PROVISIONS

4.1.              Term

                  Provided the Class B Shares are trading on a liquid public market, this Agreement shall automatically terminate on the date that the Holders cease to own at least 10% of the number of Class B Shares held by the JV on the date hereof (calculated on a diluted basis).

4.2.              Transfer of Rights

                  The right to cause RCMCI to qualify Class B Shares granted by RCMCI under this Agreement may be assigned to a transferee of not less than 5% of the number of Class B Shares then outstanding, provided that, in each case, the transferee agrees in writing to be bound by the provisions of this Agreement and RCMCI is given written notice at the time of or within a reasonable time after the transfer, stating the name and address of the transferee and stating the number of Class B Shares with respect to which such qualification rights are being assigned.

4.3.              Amendment of Qualification Rights

                  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of RCMCI and the Holders of two-thirds of the total number of Class B Shares then held by all Holders. Any amendment or waiver effected in accordance with this section 4.3 shall be binding upon RCMCI and each present and future Holder of Class B Shares.

4.4.              Arbitration

                  Any dispute, difference or claim between the parties arising to or related to the application, interpretation, compliance or default under this Agreement shall be resolved exclusively by arbitration and the terms and conditions of the Shareholders' Agreement related to arbitration shall apply, mutatis mutandis, to arbitration under this Agreement.

4.5.              Notices

                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. If any notice or other communication shall be given by a method other than facsimile or other means of electronic communication, a copy of such notice or other communication will be delivered by facsimile as outlined below but failure to do so will not constitute failure to provide proper notice. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the third Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the day received if received prior to 5:00 p.m. (local time) on a Business Day, otherwise on the following day that is a Business Day, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lockout or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

(a)      if to RCMCI:

         Rogers Cantel Mobile Communications Inc.
         333 Bloor Street East, 10th Floor
         Toronto, Ontario  M4W 1G9
         Attention:                         Chief Executive Officer
         Telecopier:                        (416) 935-3538

         with a copy to:

         Rogers Cantel Mobile Communications Inc.
         333 Bloor Street East, 10th Floor
         Toronto, Ontario  M4W 1G9

         Attention:                         Chairman of the Board of Directors
         Telecopier:                        (416) 935-3538

         and with a copy to:

         Tory Tory DesLauriers & Binnington
         Suite 3000
         Aetna Tower
         P.O. Box 270
         Toronto-Dominion Centre
         79 Wellington Street West
         Toronto, Ontario  M5K 1N2
         Attention:                         James E.A. Turner
         Telecopier:                        (416) 865-7380

(b)      if to JV:

         JVII
         c/o AT&T Corp.
         295 North Maple Avenue
         Basking Ridge, New Jersey  07920
         Attention:                         Secretary, Marilyn Wasser
         Telecopier:                        (908) 221-4408

         and:

         c/o British Telecommunications plc
         81 Newgate Street
         London, U.K.   EC1A 7AF
         Attention:                         Secretary
         Telecopier:                        44-171-356-6151

         with a copy to:

         Fasken, Campbell, Godfrey
         TD Bank Tower
         P.O. Box 20
         Toronto-Dominion Centre
         Toronto, Ontario  M5K 1N2
         Attention:                         G.C. Glover
         Telecopier number:                 (416) 364-7813

         and to:

         Goodman, Phillips & Vineberg
         Suite 2400

         250 Yonge Street
         Toronto, Ontario  M5B 2M6
         Attention:                         Stephen H. Halperin
         Telecopier number:                 (416) 979-1234

4.6.              Time of Essence

                  Time is of the essence of this Agreement.

4.7.              Counterparts

                  This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

4.8.              Enurement

                  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns (including transferees of any Class B Shares).

     IN WITNESS WHEREOF the parties have executed this Agreement.

                             JVII PARTNERSHIP


                             /s/        Dexter Congbalay
                             ----------------------------------------
                             By:        Dexter Congbalay
                             Title:

                             /s/        David Chaplin
                             ----------------------------------------
                             By:        David Chaplin
                             Title:


                             ROGERS CANTEL MOBILE COMMUNICATIONS INC.


                             /s/        Graeme McPhail
                             ----------------------------------------
                             By:        Graeme McPhail
                             Title:

                             /s/        David Miller
                             ----------------------------------------
                             By:        David Miller
                             Title: